Exhibit 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Judy Erkanat

Media Relations

408-952-4414

PTO Extends Reexamination of Tessera Patent

- Tessera Receives Third Office Action in ‘893 Patent Reexamination -

SAN JOSE, Calif. – August 26, 2008 – Tessera Technologies, Inc. (Nasdaq:TSRA), a provider of transformational technologies that enable innovation in next-generation electronics, today announced the U.S. Patent and Trademark Office (PTO) on August 21, 2008, issued a third office action in the ongoing inter partes reexamination of Tessera’s U.S. Patent No. 6,465,893 (the ‘893 patent). The patent relates to semiconductor packaging technologies used in a variety of applications. The patent is not being asserted in any of the company’s current International Trade Commission (ITC) actions.

The examiners’ decision, which rejects certain claims of the ‘893 patent, is neither an Action Closing Prosecution (ACP) nor a Right of Appeal Notice. It is a third non-final office action that reopens the prosecution and gives Tessera the opportunity to respond within two months to issues raised by the examiners in the rejection. An ACP was issued by the examiners on February 15, 2008, and, following review of Tessera’s submission in response to that ACP, the examiner has issued this office action which does not close prosecution but allows Tessera another opportunity to respond to the examiner. Following review of Tessera’s submission in response to this office action, the examiners may issue another office action or an ACP. There is no deadline for further action by the examiners. Tessera anticipates it ultimately may be required to appeal the examiners’ decision.

According to a recent study of inter partes reexamination statistics by the Institute for Progress, the average duration of inter partes reexaminations where appeals are involved is five to eight years. If the claims of the ‘893 patent continue to be rejected, Tessera would appeal the examiners’ decision, which means the reexamination of the ‘893 patent likely will not be completed before the ‘893 patent expires in September 2010. The claims of a patent are valid until a reexamination certificate cancelling the claims is issued. A certificate can only be issued after all actions closing prosecution are concluded, and all appeals have been exhausted.

About Tessera

Tessera Technologies, Inc. (Nasdaq:TSRA) provides industry-leading manufacturers with transformational technologies that enable next-generation electronics, optics and imaging solutions. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera, the Tessera logo and the chevron logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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